Exhibit 99.1

Invitae announces first quarter 2015 financial results and highlights

— Company accelerates R&D and reports strong volume growth —

— Announces new pricing programs to make genetic testing more affordable and accessible —

SAN FRANCISCO, May 12, 2015 — Invitae Corporation (NYSE: NVTA) today reported financial and operating results for the first quarter ended March 31, 2015. Highlights for the quarter include:

•                  Generated revenue of $1.2 million in the first quarter, an increase of 40% over revenue in the fourth quarter of 2014.

•                  Increased volume by delivering more than 2,200 billable reports, an increase of 23% over volume in the fourth quarter of 2014, and accessioning more than 2,700 samples in the first quarter.

•                  Reported cost of goods sold (COGS) of less than $1,200 per sample accessioned for the quarter.

•                  Expect to see reductions in the average cost per billable test of 30-40% in Q2 as a result of a series of laboratory process improvements that were implemented in Q1.

•                  Expanded its test catalog to include four new cancer-related genes, as well as full coverage of CHEK2, a gene associated with increased cancer risk. The company also released a new hereditary high-risk gynecologic panel.

•                  Published and presented clinical data at the American College of Medical Genetics annual meeting, including data on clinical experience with its medical interpretation platform as well as data demonstrating the use of next-generation sequencing for multi-gene panels and the value of looking beyond BRCA 1/2 for hereditary breast and ovarian cancer.

•                  Completed its initial public offering with total gross proceeds of approximately $116 million.

•                  Announced that Dr. Robert Nussbaum, one of the world’s foremost experts in medical genetics, will be joining Invitae from UCSF as the chief medical officer, beginning August 1, 2015.

In addition, Invitae is introducing new pricing programs for its tests for three customer segments:

•                  For third party payors where Invitae is out of network, the price per indication will continue to be $1,500.

•                  For institutional customers and third party payors with whom Invitae has contracts and who bring Invitae in network, the price per indication will be $950.

•                  For patients who have opted to pay for genetic services themselves, and whose clinician has ordered the testing online, the price per indication will be $475. Invitae plans to launch this program June 1.

•                  These pricing programs will cover all of Invitae’s offerings in neurology, cardiology, pediatrics, hematology, cancer and other disease areas.

“All of this progress has enabled us to implement our new pricing programs, which ultimately allow us to provide more customers with more affordable genetic tests and services,” said Randy Scott, chairman and CEO of Invitae. “With the infrastructure we have built, we believe we are well positioned to be one of the leading players in multiple markets, at multiple price points, serving a multi-billion dollar industry.”

The company reported total revenue of $1.2 million in the first quarter of 2015, compared to $118,000 in the first quarter of 2014. Total operating expenses for the first quarter of 2015 were $19.8 million, compared with $9.1 million for the first quarter of 2014. Net loss was $18.6 million in the first quarter of 2015, or a $1.09 loss per share.

At March 31, 2015, cash, cash equivalents, marketable securities and long-term investments totaled $194.3 million.

Indicators of our success in 2015

The four guiding indicators of success in 2015 include:

1.              Reducing COGS. Invitae plans to reduce the average cost of billable reports in 2015 versus 2014.

2.              Increasing content. As the company reduces the cost of its services, it plans to grow its test menu, making more content available for the same or lower prices. Invitae plans to increase its content to more than 500 genes by the end of 2015.

3.              Increasing volume. The company expects that the increase in content will translate into growth in test volumes in the second half of the year as it makes more comprehensive information available to patients in existing markets and addresses new areas of medical need for genetic information. The company is confirming its guidance for 2015 of delivering 14,000-17,000 billable tests to its customers.

4.              Improving reimbursement and cash collections. As volume grows, Invitae plans to streamline its billing and reimbursement functions and grow its managed care sales force. These efforts, coupled with the increased claims volumes at individual payors, should translate into more payor contracts and increased collections.

Conference call details

Invitae will host a live conference call and webcast today at 4:45 p.m. Eastern/1:45 p.m. Pacific to discuss financial results and highlights.

The dial-in numbers for the conference call are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers, and the reservation number for both is 26346322.

The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Currently focused on hereditary cancers, Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time and lower price than many single-gene tests today. The company currently provides a single diagnostic service comprising more than 200 genes for a variety of genetic disorders associated primarily with cancer, but also covering cardiology, hematology, neurology and pediatrics.

For more information, visit our website at ir.invitae.com and follow us on @twitter: @invitaeIR.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it can accelerate the adoption of comprehensive genetic information into mainstream medical care and realize its mission; the company’s expectations regarding the number of billable tests in 2015; the timing of any new testing service releases and the attributes of any such services; the company’s expectations regarding its average cost per billable test; the company’s beliefs regarding the benefits of its new pricing program; the attributes and benefits of the company’s genome management and genome network programs; and the indicators of the company’s success and its expected actions with respect to those indicators. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; the company’s ability to compete; laws and regulations applicable to the company’s business, including potential regulation by the Food and Drug Administration; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2015	2014
	(unaudited)
Revenue	$1,229	$118
Costs and operating expenses:
Cost of revenue	3,199	611
Research and development	8,455	4,965
Selling and marketing	4,740	1,666
General and administrative	3,440	1,895
Total costs and operating expenses	19,834	9,137
Loss from operations	(18,605)	(9,019)
Other income (expense), net	(4)	3
Interest expense	(28)	(17)
Net loss	$(18,637)	$(9,033)
Net loss attributable to common stockholders	$(18,637)	$(9,033)
Net loss per share attributable to common stockholders, basic and diluted	$(1.09)	$(12.06)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,063,463	749,048

Invitae Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31	December 31
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalent	$68,264	$107,027
Prepaid expenses and other current assets	3,889	2,616
Marketable securities	116,069	—
Total current assets	188,222	109,643
Property and equipment, net	18,180	15,672
Restricted cash	150	150
Marketable securities, noncurrent	10,181	—
Other assets	1,482	3,313
Total assets	$218,215	$128,778
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,123	$2,862
Accrued liabilities	7,102	3,237
Capital lease obligation, current portion	1,428	1,524
Total current liabilities	9,653	7,623
Capital lease obligation, net of current portion	1,780	2,011
Other long term liabilities	412	401
Liabilities related to early exercise of stock options	11	14
Total liabilities	11,856	10,049
Convertible preferred stock	—	202,305
Stockholders’ (deficit):
Common stock	3	—
Accumulated other comprehensive income	(26)	—
Additional paid-in capital	310,199	1,604
Accumulated deficit	(103,817)	(85,180)
Total stockholders’ deficit	206,359	(83,576)
Total liabilities, convertible preferred stock and stockholders’ (deficit)	$218,215	$128,778

The condensed, consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date included in the company’s annual report on Form 10-K for the year ended December 31, 2014.

Source: Invitae Corporation

Contact:

Katherine Stueland

pr@invitae.com

415-254-1233